Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ION GEOPHYSICAL CORPORATION

ION GEOPHYSICAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is ION Geophysical Corporation.

SECOND: SECTION 1 of ARTICLE FOURTH of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

SECTION 1. Capitalization. The Corporation is authorized to issue thirty-one million six hundred sixty-six thousand six hundred sixty-seven (31,666,667) shares of capital stock. Twenty-six million six hundred sixty-six thousand six hundred sixty-seven (26,666,667) shares of the authorized shares shall be common stock, one cent ($0.01) par value each (“Common Stock”), and five million (5,000,000) of the authorized shares shall be preferred stock, one cent ($0.01) par value each (“Preferred Stock”).

Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation.

Upon effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware, as amended, of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”), each fifteen (15) shares of the Corporation’s Common Stock, either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional shares upon the submission of a transmittal letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of the fractional shares resulting from the aggregation and sale by the Corporation’s transfer agent of all fractional share interests attributable to the fractional shares otherwise issuable. Until surrendered, each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall only represent the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such Old Certificate were combined into as a result of the Reverse Stock Split.

THIRD: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

FOURTH: All other provisions of the Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended (“DGCL”). The board of directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. At a special meeting of the stockholders of the Corporation held on February 1, 2016 and called in accordance with the relevant provisions of the DGCL, the stockholders of the Corporation duly adopted this Certificate of Amendment.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name by its duly authorized officer as of the 4th day of February, 2016.

ION GEOPHYSICAL CORPORATION

By:	/s/ Jamey Seely
Name: Jamey Seely
Title: Executive Vice President, General Counsel & Corporate Secretary

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